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                                                                   Exhibit 10.18

                              SETTLEMENT AGREEMENT
                              --------------------


     This Agreement is made and entered into this 21st day of December, 1995, effective as of December 12, 1995, by and between T/SF Communications Corporation, a Delaware corporation ("T/SF"), and Robert J. Swab ("Swab").


                             Preliminary Statements
                             ----------------------


     A. Pursuant to that certain Retirement Agreement, dated December 14, 1994 (the "Retirement Agreement"), by and between Swab and Tribune/Swab-Fox Companies, Inc. (T/SF being the successor to Tribune/Swab-Fox Companies, Inc., by reason of a merger on May 25, 1995), Swab retired from his employ at Tribune/Swab-Fox Companies, Inc. ("Tribune/Swab-Fox"), and the parties agreed on certain matters related to certain indebtedness of Swab to Tribune/Swab-Fox and certain stock owned by Swab in Tribune/Swab-Fox (which, by reason of such merger, has been converted into shares of common stock of T/SF (the "T/SF Common Stock")).

     B. Swab is now duly indebted to T/SF in the sum of $300,000 as represented by his Promissory Note, dated June 1, 1995 (the "Note"), with accrued interest thereon since September 30, 1995, the last interest payment date.

     C. The Note is secured by a security interest in favor of T/SF in 50,200 shares of T/SF Common Stock. Pursuant to the Retirement Agreement, Swab can cause the Note, or any part thereof, to be repaid by causing the shares of T/SF Common Stock so pledged against the Note to be transferred to T/SF and credited against such indebtedness at a rate of $5.98 per share. Similarly, subject to the dispute described below, T/SF was given the right under the Retirement Agreement to require the transfer of the shares of T/SF Common Stock pledged as security for the Note to it in repayment of the debt, if it so elected, with such stock to be credited, in such circumstances, against the indebtedness at a rate of $8.77 per share.

     D. In addition, the Retirement Agreement, subject to the dispute described below, provides that, with respect to an additional 37,650 shares of T/SF Common Stock owned by Swab, Swab could "put" the shares to T/SF at $5.98 per share and, similarly, T/SF could "call" such shares at $8.77 per share, subject to certain timing and vesting issues.

     E. A dispute has arisen regarding the interpretation of the Retirement Agreement, the timing of the exercise of such "puts" and "calls," and whether or not Swab can immediately repay the Note and thereby release the 50,200 shares of T/SF Common Stock pledged as security therefor from the "call" of T/SF.

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     F.  The parties desire to resolve the dispute, eliminate the "puts" and
"calls" and cause the indebtedness of Swab to T/SF to be repaid in full.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

     1.  Purchase of Shares.  At the Closing Date (as defined below), T/SF shall
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purchase from Swab 30,000 shares of T/SF Common Stock at a price of $10.50 per share (it being recognized that the closing price on the American Stock Exchange on December 20, 1995, was $12.625 per share), for a total purchase price of $315,000, payable as follows: There shall first be debited for Swab's account, against the amount due him from such sale, the amount of interest accrued on the Note; second, there shall be debited, for Swab's account, against the amount due him from such sale, the then outstanding principal amount of the Note in full repayment of the Note; and finally, any remaining amount due shall be paid in cash to Swab on the Closing Date.

     2.  Release of "Puts" and "Calls."  Upon completion of the Closing and
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effective on the Closing Date, all rights to "puts" and "calls" or other purchase or sale rights by Swab and/or T/SF with respect to any shares of T/SF Common Stock then owned by Swab are hereby released and are void in all respects.

     3.  Amendment to Retirement Agreement.  The Retirement Agreement is deemed
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amended to be compatible with the provisions of this Agreement and, in the case of any incompatible provisions, the terms of this Agreement shall control. Otherwise, the other terms of the Retirement Agreement shall remain in full force and effect and be binding on the parties as therein contemplated.

     4.  Closing; Closing Date.  A closing (the "Closing") of the transactions
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contemplated herein shall occur on January 2, 1996, at the offices of T/SF, or such other date or place as may be mutually agreed to by the parties (the actual date and time of Closing is referred to herein as the "Closing Date").

     5.  Miscellaneous.
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          A. This Agreement is made in and shall be governed in accordance with the laws of the State of Oklahoma.

          B. This Agreement may only be amended by an instrument in writing executed by both parties.

          C. Each party agrees with the other party that, for no additional consideration, he or it will take such additional actions or execute and deliver any such additional documents or instruments as the other party may reasonably request to evidence or fully put into effect the terms of this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement this 21st day of December, 1995, effective December 12, 1995 (the date the same was approved by the Board of Directors of T/SF).

                              T/SF COMMUNICATIONS CORPORATION


                              By: /s/ Howard G. Barnett, Jr.
                                  -----------------------------------------
                                    Howard G. Barnett, Jr., Chairman,
                                    President and Chief Executive Officer


                                  /s/ Robert J. Swab
                                  ----------------------------------------
                                  ROBERT J. SWAB

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